Exhibit 4.2

CHESAPEAKE ENERGY CORPORATION

as Issuer,

THE SUBSIDIARY GUARANTORS PARTY HERETO

as Subsidiary Guarantors,

and

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Trustee

EIGHTH SUPPLEMENTAL INDENTURE

Dated September 27, 2018

to

Indenture dated as of April 24, 2014

$850,000,000

7.00% Senior Notes due 2024

EXHIBIT A – Form of 7.00% Senior Notes due 2024

THIS EIGHTH SUPPLEMENTAL INDENTURE dated as of September 27, 2018 (this “Supplemental Indenture”), is among Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), the Subsidiary Guarantors party hereto and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee (the “Trustee”). Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Base Indenture (as defined below).

RECITALS:

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee are parties to an Indenture, dated as of April 24, 2014 (the “Base Indenture,” as previously supplemented and as supplemented by this Supplemental Indenture, the “Indenture”), providing for the issuance by the Company from time to time of its debentures, notes, bonds and other evidences of indebtedness, issued and to be issued in one or more series unlimited as to principal amount (the “Securities”), and the guarantee by each Subsidiary Guarantor of each such series of such Securities (the “Guarantee”);

WHEREAS, the Company has duly authorized and desires to cause to be issued pursuant to the Indenture a new series of Securities designated the 7.00% Senior Notes due 2024, all of such Notes to be guaranteed by the Subsidiary Guarantors as provided in Article Ten of the Base Indenture;

WHEREAS, the Company desires to cause the issuance of the Notes pursuant to Sections 2.01 and 2.03 of the Base Indenture, which sections permit the execution of supplemental indentures thereto to establish the form and terms of Securities of any series;

WHEREAS, pursuant to Section 9.01 of the Base Indenture, the Company and the Subsidiary Guarantors, by their signature hereto request that the Trustee join in the execution of this Supplemental Indenture to establish the form and terms of the Notes;

WHEREAS, all things necessary have been done to make the Notes, when executed by the Company and authenticated and delivered hereunder and under the Base Indenture by or on behalf of the Trustee and duly issued by the Company, and the Guarantee of the Subsidiary Guarantors, when the Notes are duly issued by the Company, the legal, valid and binding obligations of the Company and the Subsidiary Guarantors, respectively, and to make this Supplemental Indenture a legal, valid and binding agreement of the Company and the Subsidiary Guarantors enforceable in accordance with its terms.

NOW THEREFORE, for and in consideration of the premises, the Company, the Subsidiary Guarantors and the Trustee hereby agree, for the equal and proportionate benefit of the respective holders from time to time of the Notes, that the following provisions shall supplement the Base Indenture:

ARTICLE 1

THE NOTES

Section 1.1 Definitions

(a) “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (1) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation, scheduled redemption or otherwise (except as a result of a change of control or asset sale), (2) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control or asset sale), or (3) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would otherwise constitute Disqualified Stock, in the case of each of clauses (1), (2) and (3), prior to the date that is 91 days after the maturity date of the Notes at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to any plan for the benefit of future, current or former employees, directors, officers, members of management or consultants of the Company or the Subsidiaries or by any such plan to such employees, directors, officers, members of management or consultants, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Company or the Subsidiaries in order to satisfy applicable statutory or regulatory obligations, or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability; provided, further, that any Equity Interests held by any future, current or former employee, director, officer, member of management or consultant of the Company, any Subsidiary, or any other Person in which the Company or a Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors of the Company (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or the Subsidiaries in order to satisfy applicable statutory or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability.

(b) “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock; provided that any instrument evidencing Indebtedness convertible or exchangeable into Capital Stock, whether or not such Indebtedness includes any right of participation with Capital Stock, shall not be deemed to be an Equity Interest unless and until such instrument is so converted or exchanged.

(c) “Equity Offering” means any public or private sale after the Issue Date of Capital Stock of the Company (other than Disqualified Stock) other than:

(i) public offerings with respect to the Company’s common stock registered on Form S-4 or Form S-8; and

(ii) issuances to any Subsidiary.

(d) “Notes” means the Initial Notes and any Additional Notes. As used herein, including in Section 1.9 hereof, “Notes” shall refer to the 7.00% Senior Notes due 2024, the series of Securities established by this Supplemental Indenture.

(e) “Qualified Equity Interests” means any Equity Interests that are not Disqualified Stock.

Section 1.2 Form.

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A to this Supplemental Indenture (the “Form of Note”), with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as the Company may deem appropriate, as may be required or appropriate to comply with any law or with any rules made pursuant thereto or with any rules of any securities exchange on which the Notes are listed, or to conform to general usage or as may, consistently herewith, be determined by the Officers of the Company executing such Notes, as evidenced by their execution of the Notes. The terms and provisions contained in the Form of Note shall constitute, and are hereby expressly made, a part of this Supplemental Indenture and to the extent applicable, the Company, the Subsidiary Guarantors and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Section 1.3 Title, Issuance.

(a) The Notes shall be entitled the “7.00% Senior Notes due 2024”. The Notes are “Securities” as defined in the Base Indenture and shall be issued initially in the form of one or more Global Securities in definitive, fully registered form and shall be deposited on behalf of the purchasers of the Notes with the Trustee, at the Corporate Trust Office, as custodian for The Depository Trust Company, which is hereby appointed Depositary for the Global Securities (the “Depositary”). The Notes shall be registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of the Global Securities may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee as hereinafter provided. The Issue Date of the Notes is September 27, 2018.

(b) Except as provided in this Supplemental Indenture and in Section 2.13 of the Base Indenture, owners of beneficial interests in Global Securities shall not be entitled to receive physical delivery of certificated Notes. The Notes shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(c) The transfer and exchange of Global Securities or beneficial interests therein shall be effected through the Depositary, in accordance with Section 2.13 of the Base Indenture and this Supplemental Indenture and the rules and procedures of the Depositary therefor.

(d) The Maturity Date of the Notes is October 1, 2024.

Section 1.4 Amount, Authentication.

(a) The Trustee shall authenticate and deliver (i) on the date hereof (the “Issue Date”), $850,000,000 in aggregate principal amount of the series of Securities designated the 7.00% Senior Notes due 2024 established hereunder (the “Initial Notes”) and (ii) from time to time after the Issue Date, subject to Section 1.4(b) hereof, additional Securities of such series (“Additional Notes”), in such principal amounts as may be specified in a Company Order described in this Section 1.4, in each case upon a Company Order for the authentication and delivery thereof and satisfaction of the other provisions of Section 2.05 of the Base Indenture. Such order shall specify (i) the amount of the Notes to be authenticated, (ii) the date on which the Notes are to be authenticated, (iii) the name or names of the initial Holder or Holders and (iv) the CUSIP and/or ISIN number of any such Additional Notes.

(b) The Initial Notes issued on the date hereof and any Additional Notes shall be treated as a single class for all purposes under the Indenture, including directions, waivers, amendments, consents and redemptions; provided, however, that in the event that any Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such non-fungible Additional Notes shall be issued with a separate CUSIP number and ISIN so they are distinguishable from the Initial Notes.

Section 1.5 Registrar and Paying Agent.

(a) The Company confirms the appointment of the Trustee as Registrar and Paying Agent with respect to the Notes pursuant to Section 2.06 of the Base Indenture.

(b) The Company may remove, appoint and change any Paying Agent or Registrar without notice to the Holders, but with written notice to the Trustee.

Section 1.6 Guarantee of the Notes.

In accordance with Article Ten of the Base Indenture, the Notes will be fully, unconditionally and absolutely guaranteed on a senior basis, jointly and severally, by the Subsidiary Guarantors.

Section 1.7 Defeasance and Discharge.

The Notes shall be subject to satisfaction and discharge and to both Legal Defeasance and Covenant Defeasance as contemplated by Articles Eight and Twelve of the Base Indenture.

Section 1.8 Redemption.

(a) The Company shall have no obligation to redeem, purchase or repay the Notes pursuant to any mandatory redemption, sinking fund or analogous provisions or at the option of a Holder thereof.

(b) Except as set forth in this Section 1.8(b) and Section 1.8(d) hereof and in paragraphs 4 and 5 of the Form of Note, the Company shall not be entitled to redeem the Notes prior to April 1, 2021. At any time prior to April 1, 2021, the Company will be entitled at its option to redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus the Make-Whole Premium (as defined in the Form of Note) as of, and accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date) in accordance with paragraph 4 of the Form of Note.

(c) At any time on or after April 1, 2021, the Company may redeem the Notes, in whole or in part, at its option, at the redemption prices set forth in paragraph 5 of the Form of Note, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) in accordance with paragraph 5 of the Form of Note.

(d) At any time prior to April 1, 2021, the Company will be entitled at its option on any one or more occasions to redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture at a redemption price equal to 107.000% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date), with an amount of cash not greater than the net cash proceeds of one or more Equity Offerings by the Company; provided that, with respect to each such redemption:

(i) at least 65% of the aggregate principal amount of the Notes issued under the Indenture (excluding any Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(ii) such redemption occurs within 180 days of the date of the closing of such Equity Offering.

(e) The Trustee shall have no responsibility or obligation whatsoever to calculate the Make-Whole Premium in connection with any redemption hereunder. Such responsibility shall be solely that of the Company.

Section 1.9 Modifications to Base Indenture with Respect to the Notes.

(a) Solely with respect to the Notes, Section 1.01 of the Base Indenture is amended as follows:

(i) The definition of “Adjusted Consolidated Net Tangible Assets” or “ACNTA” is amended and restated as follows:

“Adjusted Consolidated Net Tangible Assets” or “ACNTA” means, without duplication, as of the date of determination, (a) the sum of

(i) discounted future net revenue from proved oil and gas reserves of the Company and its Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated by petroleum engineers (which may include the Company’s internal engineers) in a reserve report prepared as of the end of the Company’s most recently completed fiscal year or, at the Company’s option, a reserve report prepared as of the end of the most recently completed fiscal quarter, as increased by, as of the date of determination, the discounted future net revenue of (A) estimated proved oil and gas reserves of the Company and its Subsidiaries attributable to any acquisition consummated since the date of such year-end or quarterly reserve report, as applicable, and (B) estimated proved oil and gas reserves of the Company and its Subsidiaries attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end or quarterly reserve report, as applicable, which, in the case of sub-clauses (A) and (B), would, in accordance with standard industry practice, result in such increases as calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end or quarterly reserve report, as applicable), and decreased by, as of the date of determination, the discounted future net revenue of

(C) estimated proved oil and gas reserves of the Company and its Subsidiaries produced or disposed of since the date of such year-end or quarterly reserve report, as applicable, and (D) reductions in the estimated oil and gas reserves of the Company and its Subsidiaries since the date of such year-end or quarterly reserve report, as applicable, attributable to downward revisions of estimates of proved oil and gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end or quarterly reserve report, as applicable, which, in the case of sub-clauses (C) and (D) would, in accordance with standard industry practice, result in such decreases as calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end or quarterly reserve report, as applicable); provided that, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases may be estimated by the Company’s engineers,

(ii) the capitalized costs that are attributable to oil and gas properties of the Company and its Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest annual or quarterly financial statements,

(iii) the Net Working Capital on a date no earlier than the date of the Company’s latest annual or quarterly financial statements, and

(iv) the greater of (A) the net book value on a date no earlier than the date of the Company’s latest annual or quarterly financial statements and (B) the appraised value, as estimated by independent appraisers, of other tangible assets (including Investments in unconsolidated Subsidiaries) of the Company and its Subsidiaries, as of a date no earlier than the date of the Company’s latest audited financial statements (provided, that the Company shall not be required to obtain any appraisal of assets), minus (b) the sum of

(i)	minority interests,

(ii)	any gas balancing liabilities of the Company and its Subsidiaries reflected as a long-term liability in the Company’s latest annual or quarterly financial statements,

(iii)	the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the prices utilized in the Company’s year-end or quarterly reserve report, as applicable), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto,

(iv)

the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production included in determining the discounted future net revenue specified in (a)(i) above (utilizing the same prices utilized in the Company’s year-end or quarterly reserve report, as applicable), would be necessary to fully satisfy the payment obligations of the Company and its Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto, and

(v)

the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end or quarterly reserve report, as applicable), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties.

For the avoidance of doubt, “reserves” shall include any reserves applicable to natural gas liquids.

(vi) The definition of “Business Day” is amended and restated as follows:

“Business Day” means any day on which banks in The City of New York are open and which is not a Legal Holiday.

(vii) The definition of “Credit Facilities” is amended by inserting the following at the end of the first parenthetical therein: “and term loan”.

(viii) The definition of “Existing Notes” is amended and restated as follows:

“Existing Notes” means the Company’s outstanding (a) 7.25% Senior Notes due 2018, (b) Floating Rate Senior Notes due 2019, (c) 6.625% Senior Notes due 2020, (d) 6.875% Senior Notes due 2020, (e) 6.125% Senior Notes due 2021, (f) 5.375% Senior Notes due 2021, (g) 4.875% Senior Notes due 2022, (h) 8.00% Senior Secured Second Lien Notes due 2022, (i) 5.75% Senior Notes due 2023, (j) 8.00% Senior Notes due 2025, (k) 5.5% Convertible Senior Notes due 2026, (l) 8.00% Senior Notes due 2027 and (m) 2.25% Contingent Convertible Senior Notes due 2038.

(ix) The definition of “Senior Indebtedness” is amended by inserting “Securities or” between “such” and “Indebtedness” after the second parenthetical therein.

(b) Solely with respect to the Notes, Section 3.04(a) of the Base Indenture shall be amended by (i) deleting “30 days” and replacing it with “15 days” and (ii) inserting the following at the end of the first sentence: “, except that such notice of redemption may be given more than 60 days before the applicable redemption date if such notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge with respect to the Notes in accordance with this Indenture”.

(c) Solely with respect to the Notes, Section 3.05 of the Base Indenture shall be amended and restated as follows:

“(a) Once notice of redemption is mailed in accordance with Section 3.04, subject to the satisfaction of any conditions set forth therein, Notes called for redemption become due and payable on the redemption date at the redemption price. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price, plus accrued and unpaid interest to, but not including, the redemption date; provided, however, that installments of interest that are due and payable on or prior to the redemption date shall be payable to the Holders of such Notes, registered as such, at the close of business on the relevant record date for the payment of such installment of interest. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

(b) Notice of any redemption, including, without limitation, upon an Equity Offering, may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering. The Company may redeem Notes pursuant to one or more of the relevant provisions of this Indenture, and a single notice of redemption may be delivered with respect to the redemptions made pursuant to different provisions hereof. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.”

(d) Solely with respect to the Notes, Section 4.10(b) of the Base Indenture shall be amended and restated as follows:

“(b) The Company may apply Net Available Proceeds from such Sale/Leaseback Transaction, within 365 days after receipt of Net Available Proceeds from the Sale/Leaseback Transaction, to: (i) the repayment of Indebtedness of the Company or a Restricted Subsidiary under Credit Facilities or other Senior Indebtedness, including any redemption or repurchase of the Existing Notes, the 7.50% senior notes due 2026 or the Notes; (ii) make an Investment in assets used or useful in the Oil and Gas Business (including Capital Stock of Persons engaged in the Oil and Gas Business); or (iii) develop by drilling the Company’s oil and gas reserves.”

(e) Solely with respect to the Notes, Section 5.01 of the Base Indenture shall be amended by deleting the following from clause (1) thereof: “, or Canada or any province thereof”.

(f) Solely with respect to the Notes, Section 6.01 of the Base Indenture shall be amended by deleting the second word of clause (3) and replacing it with “by the Company or any Subsidiary Guarantor with respect to”.

(g) Solely with respect to the Notes, Section 6.07 of the Base Indenture shall be amended and restated as follows:

“Rights of Holders to Receive Payment. (a) Subject to Section 6.07(b) and notwithstanding any provision of this Indenture other than Section 6.07(b), the Holder of any Notes will have the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Notes at Maturity and to institute suit for the enforcement of any such payment, and such right may not be impaired without the consent of such Holder.

(b) Notwithstanding Section 6.07(a) and for the avoidance of doubt, no amendment to, or deletion or waiver of any of, the covenants set forth in this Indenture or any action taken by the Company or any Subsidiary Guarantor not prohibited by this Indenture (in each case other than with respect to actions set forth in Section 9.02 that require the consent of each Holder of any outstanding Note affected) shall be deemed to impair or affect any rights of any Holder to receive such payment.”

(g) Solely with respect to the Notes, Section 8.05(a) of the Base Indenture shall be amended by inserting the following at the end of clause (i) thereof immediately prior to “, and”: “(provided that, upon any redemption that requires the payment of a make-whole or other premium, (x) the amount of cash in U.S. Legal Tender, U.S. Government Securities or combination thereof that must be deposited will be determined using an assumed applicable premium calculated as of the date of such deposit and (y) the Company will deposit any deficit in trust on or prior to the redemption date as necessary to pay the applicable premium as determined by such date)”.

(h) Solely with respect to the Notes, Section 9.01 of the Base Indenture shall be amended by:

(i) in clause (a), deleting “provided that such modification shall not adversely affect the Holders of any series in any material respect”;

(ii) in clause (j), deleting “or”;

(iii) in clause (k), deleting “.” and replacing it with the following: “; provided that any change made solely to conform the provisions of this Indenture or the Securities to the final version of the “Description of Notes” section of the Prospectus Supplement, dated September 25, 2018, relating to the offer and sale of the Notes (the “Prospectus Supplement”) will not be deemed to adversely affect any Holder of any outstanding Notes in any material respect;”;

(iv) inserting the following as a new clause (l): “(l) to conform the text of this Indenture, the Securities or the Guarantees to any description of the Indenture, the Securities or the Guarantees contained in the Prospectus Supplement, or the accompanying prospectus and/or free writing prospectus or offering memorandum and related term sheet relating to the offer and sale of such Notes; or”; and

(v) inserting the following as a new clause (m): “(m) to secure the Notes or the Guarantees, including pursuant to Section 4.09 hereof.”.

(i) Solely with respect to the Notes, Section 12.01(a) of the Base Indenture shall be amended by inserting the following at the end of such clause (a): “(provided that, upon any redemption that requires the payment of a make-whole or other premium, (x) the amount of cash in U.S. Legal Tender that must be deposited will be determined using an assumed applicable premium calculated as of the date of such deposit and (y) the Company will deposit any deficit in trust on or prior to the redemption date as necessary to pay the applicable premium as determined by such date)”.

ARTICLE 2

MISCELLANEOUS PROVISIONS

Section 2.1 Counterpart Originals.

The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same instrument.

Section 2.2 Governing Law.

THIS SUPPLEMENTAL INDENTURE AND THE NOTES AND THE GUARANTEES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY, EXCEPT TO THE EXTENT THAT THE LAWS OF THE STATE OF NEW YORK WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION REGARDING THE VALIDITY OF THE NOTES AND THE GUARANTEES.

Section 2.3 Severability.

In case any provision of this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.4 Confirmation of Indenture.

(a) The Base Indenture, as previously supplemented and as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and to the extent applicable, the Company, the Subsidiary Guarantors and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. This Supplemental Indenture shall be deemed to be part of the Base Indenture in the manner and to the extent herein and therein provided.

(b) The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company and the Subsidiary Guarantors, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company or the Subsidiary Guarantors by action or otherwise, (iii) the due execution hereof by the Company and the Subsidiary Guarantors or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

COMPANY:

CHESAPEAKE ENERGY CORPORATION

By:
Name:
Title:

Signature Page to Eighth Supplemental Indenture

SUBSIDIARY GUARANTORS:

CHESAPEAKE ENERGY LOUISIANA CORPORATION,
CHESAPEAKE ENERGY MARKETING, L.L.C.,
CHESAPEAKE E&P HOLDING, L.L.C.,
CHESAPEAKE NG VENTURES CORPORATION,
CHESAPEAKE OPERATING, L.L.C.,
CHESAPEAKE PLAINS, LLC,
CHK ENERGY HOLDINGS, INC.,
SPARKS DRIVE SWD, INC.,
WINTER MOON ENERGY CORPORATION,
CHESAPEAKE AEZ EXPLORATION, L.L.C.,
CHESAPEAKE APPALACHIA, L.L.C.,
CHESAPEAKE-CLEMENTS ACQUISITION, L.L.C.,
CHESAPEAKE EXPLORATION, L.L.C.,
CHESAPEAKE LAND DEVELOPMENT COMPANY, L.L.C.,
CHESAPEAKE MIDSTREAM DEVELOPMENT, L.L.C.,
CHESAPEAKE ROYALTY, L.L.C.,
CHESAPEAKE VRT, L.L.C.,
CHK UTICA, L.L.C.,
COMPASS MANUFACTURING, L.L.C.,
EMLP, L.L.C.,
EMPRESS, L.L.C.,
GSF, L.L.C.,
MC LOUISIANA MINERALS, L.L.C.,
MC MINERAL COMPANY, L.L.C.,
MIDCON COMPRESSION, L.L.C.,
NOMAC SERVICES, L.L.C.,
NORTHERN MICHIGAN EXPLORATION COMPANY, L.L.C.,
CHESAPEAKE LOUISIANA, L.P.,
By: Chesapeake Operating, L.L.C., its General Partner
EMPRESS LOUISIANA PROPERTIES, L.P.
By: EMLP, L.L.C., its General Partner

By:
Name:
Title:

Signature Page to Eighth Supplemental Indenture

TRUSTEE:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By: Deutsche Bank National Trust Company

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Eighth Supplemental Indenture

Exhibit A

FORM OF NOTE

[FACE OF NOTE]

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.]1

[1]	To be included in a Global Security

Certificate No.	CUSIP NO. 165167DA2
$	ISIN NO. US165167DA21

7.00% Senior Notes due 2024

Chesapeake Energy Corporation, an Oklahoma corporation, promises to pay to                         , or registered assigns, the principal sum of                                      Dollars [To be included in a Global Security: “, or such greater or lesser amount as set forth on the Schedule of Increases or Decreases in Global Security attached hereto,”] on October 1, 2024.

Interest Payment Dates: April 1 and October 1

Record Dates: March 15 and September 15

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

CHESAPEAKE ENERGY CORPORATION

By
Name:
Title:

By
Name:
Title:

TRUSTEE’S CERTIFICATE OF

AUTHENTICATION

This is one of the Securities of the Series designated therein referred to in the within-mentioned Indenture.

DEUTSCHE BANK TRUST COMPANY AMERICAS As Trustee

Date:	By:
Authorized Signatory

[REVERSE SIDE OF NOTE]

7.00% Senior Note due 2024

1. Interest

Chesapeake Energy Corporation, an Oklahoma corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company shall pay interest semi-annually on April 1 and October 1 of each year, commencing April 1, 2019. Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from September 27, 2018. Interest shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

2. Method of Payment

The Company shall pay interest on the Notes (except defaulted interest) to the Persons who are registered holders of Notes at the close of business on the March 15 or September 15 next preceding the interest payment date even if Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Security (including principal, premium and interest) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company. The Company shall make all payments in respect of a certificated Note (including principal, premium and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on a certificated Note shall be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

If any interest payment date, Maturity Date or redemption date falls on a day that is not a Business Day, the applicable payment to be made on such payment date will be made on the next Business Day with the same force and effect as if made on the relevant interest payment date, Maturity Date or redemption date. No interest will accrue on such payment for the period from and after the applicable interest payment date, Maturity Date or redemption date.

3. Indenture

The Company issued the Notes under an Indenture dated as of April 24, 2014, among the Company, the Subsidiary Guarantors and the Trustee (the “Base Indenture”), as previously supplemented and as supplemented by that Eighth Supplemental Indenture dated as of September 27, 2018, among the Company, the Subsidiary Guarantors and the

Trustee (the “Supplemental Indenture”; the Base Indenture, as previously supplemented and as supplemented by the Supplemental Indenture, the “Indenture”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “Act”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Act for a statement of those terms.

The Company shall be entitled to issue Additional Notes pursuant to Section 2.03 of the Indenture. The Notes issued on the Issue Date and any Additional Notes shall be treated as a single series for all purposes under the Indenture.

4. Make-Whole Redemption

Except as set forth in this paragraph 4 and in paragraph 5, the Company shall not be entitled to redeem the Notes prior to April 1, 2021.

At any time prior to April 1, 2021, the Company shall be entitled at its option to redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus the Make-Whole Premium as of, and accrued and unpaid interest, if any, to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Any redemption pursuant to this paragraph 4 shall be made, to the extent applicable, pursuant to the provisions of Sections 3.02 through 3.07 of the Base Indenture, as supplemented by the Supplemental Indenture.

The Trustee shall have no responsibility or obligation whatsoever to calculate the Make-Whole Premium in connection with any redemption hereunder. Such responsibility shall be solely that of the Company.

For the purposes of this paragraph 4, the following terms shall have the meaning indicated:

“Adjusted Treasury Rate” means, with respect to any redemption date, the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published Federal Reserve Statistical Release H.15 or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System (or, if such release (or any successor release) is not published, any publicly available source of similar market data) and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after April 1, 2021, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), calculated on the third Business Day immediately preceding the redemption date, plus 50 basis points.

“Comparable Treasury Issue” means the United States Treasury security selected by the Company as having a maturity comparable to the remaining term of the Notes from the redemption date to April 1, 2021 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to April 1, 2021.

“Make-Whole Premium” means with respect to a Note at any redemption date, the excess of (i) the present value at such redemption date of (A) the redemption price of such Note on April 1, 2021 (such redemption price being described in paragraph 5 below) exclusive of any accrued interest plus (B) all required remaining scheduled interest payments due on such Note through April 1, 2021 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (ii) the principal amount of such Note on such redemption date.

5. Optional Redemption

At any time on or after April 1, 2021, the Company may redeem the Notes, in whole or in part, at its option, at the following redemption prices (expressed as percentages of the principal amount thereof), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period (or, in the case of the period commencing April 1, 2023, such 12-month period and thereafter) commencing on April 1 of the years set forth below:

Year	Percentage
2021	103.500%
2022	101.750%
2023 and thereafter	100.000%

At any time prior to April 1, 2021, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture at a redemption price equal to 107.000% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date), with an amount of cash not greater than the net cash proceeds of one or more Equity Offerings by the Company; provided that, with respect to each such redemption, (i) at least 65% of the aggregate principal amount of the Notes issued under the Indenture (excluding any Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption and (ii) such redemption occurs within 180 days of the date of the closing of such Equity Offering.

Any redemption pursuant to this paragraph 5 shall be made, to the extent applicable, pursuant to the provisions of Sections 3.02 through 3.07 of the Base Indenture, as supplemented by the Supplemental Indenture.

6. Notice of Redemption

At least 15 days but not more than 60 days before the applicable redemption date, the Company shall mail a notice of redemption by first class mail (or otherwise give such notice in accordance with the Base Indenture) to each Holder of Notes to be redeemed at such Holder’s registered address, except that such notice of redemption may be given more than 60 days before the applicable redemption date in connection with a defeasance of the Notes or a satisfaction and discharge with respect to the Notes in accordance with the Indenture. If less than all of the Notes are redeemed at any time, the Trustee shall select the Notes to be redeemed on a pro rata basis or by lot, in each case, in accordance with the procedures of the Depositary, or, if the Notes are listed on any securities exchange, by any other method that complies with the requirements of such exchange; provided, however, that no Notes with a principal amount of $2,000 or less shall be redeemed in part. Unless the Company defaults in payment of the applicable redemption price, interest on the Notes to be redeemed shall cease to accrue on the applicable redemption date, whether or not such Notes are presented for payment.

7. Net Proceeds Offer

In the event of certain Sale/Leaseback Transactions, the Company may be required to make a Net Proceeds Offer to purchase all or any portion of each Holder’s Notes, at 100% of the principal amount thereof, plus accrued and unpaid interest to the Net Proceeds Payment Date.

8. Restrictive Covenants

The Indenture imposes certain limitations on, among other things, the ability of the Company to merge or consolidate with any other Person or sell and lease back certain of its properties or assets and the ability of the Company or the Subsidiaries to incur encumbrances securing funded debt against certain property, all subject to certain limitations described in the Indenture.

9. Ranking and Guarantees

The Notes are general senior unsecured obligations of the Company. The Company’s obligation to pay principal, premium, if any, and interest with respect to the Notes is unconditionally guaranteed on a senior basis, jointly and severally, by the Subsidiary Guarantors pursuant to Article Ten of the Indenture. Certain limitations to the obligations of the Subsidiary Guarantors are set forth in further detail in the Indenture.

10. Denominations; Transfer; Exchange

The Notes are in registered form without coupons in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or any Notes for a period of 15 Business Days before the mailing of a notice of an offer to repurchase or redeem Notes or 15 Business Days before an interest payment date.

11. Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

12. Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

13. Discharge and Defeasance

Subject to certain conditions, the Company at any time shall be entitled to terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or U.S. Government Securities for the payment of principal of, and any premium and interest on, the outstanding Notes to redemption or maturity, as the case may be; provided that, upon any redemption that requires the payment of a make-whole or other premium, (x) the amount of cash, U.S. Government Securities, or combination thereof, that must be deposited will be determined using an assumed applicable premium calculated as of the date of such deposit and (y) the Company will deposit any deficit in trust on or prior to the redemption date as necessary to pay the applicable premium as determined by such date.

14. Amendment, Supplement, Waiver

The amendment, supplement and waiver provisions are set forth in the Indenture. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent (including, for the avoidance of doubt, consents obtained in connection with a tender offer or exchange offer for notes or a solicitation of consents in respect of notes) of the Holders of at least a majority of the outstanding principal amount of the Notes, and any past default or noncompliance with any provision may be waived with the consent of the Holders of a majority in principal amount of the Notes, except a default in the payment of principal, or any premium or interest. Without the consent of any Holder, the Company may amend or supplement the Indenture or the Notes to, among other things, (i) cure any ambiguity, omission, defect or inconsistency, (ii) conform the text of the Indenture, the Notes or the Guarantees to any description of the Indenture, the Notes or the Guarantees contained in the Prospectus Supplement or the accompanying prospectus and/or free writing prospectus or offering memorandum and related term sheet relating to the offer and sale of such Notes, (iii) secure the Notes or the Guarantees, including pursuant to Section 4.09 of the Indenture or (iv) make any change that does not adversely affect the rights of any Holder in any material respect; provided that any change made solely to conform the provisions of the Indenture or the Notes to the final version of the “Description of Notes” section set forth in the Prospectus Supplement, shall not be deemed to adversely affect any Holder of any outstanding Notes in any material respect.

15. Successor Obligor

When a successor obligor assumes all the obligations of its predecessor under the Notes and the Indenture, the predecessor obligor shall be released from those obligations.

16. Defaults and Remedies

The defaults, events of default and remedies provisions are set forth in the Indenture. An Event of Default generally is: default by the Company or any Subsidiary Guarantor for 30 days in payment of interest on the Notes; default by the Company or any Subsidiary Guarantor in payment of principal of, or premium, if any, on the Notes; default by the Company or any Subsidiary Guarantor in the deposit of any optional redemption or repurchase payment when due and payable; defaults by the Company or any Subsidiary Guarantor resulting in acceleration prior to maturity of certain other Indebtedness or resulting from payment defaults under certain other Indebtedness; failure by the Company or any Subsidiary Guarantor for 60 days after notice to comply with any of its other agreements in the Indenture; a failure of any Guarantee of a Subsidiary Guarantor to be in full force and effect or denial by any Subsidiary Guarantor of its obligations with respect thereto; and certain events of bankruptcy or insolvency. Subject to certain limitations in the Indenture, if an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately, except that in the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization, all outstanding Notes shall become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Company must furnish an annual compliance certificate to the Trustee.

17. Trustee Dealings with Company and Subsidiary Guarantors

The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company, the Subsidiary Guarantors or their respective Subsidiaries or Affiliates with the same rights it would have if it were not Trustee.

18. No Recourse Against Others

A director, officer, employee or stockholder, as such, of the Company, any Subsidiary Guarantor or the Trustee shall not have any liability for any obligations of the Company, any Subsidiary Guarantor or the Trustee under the Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of this Note.

19. Authentication

This Note shall not be valid until the Trustee or an authenticating agent signs the certificate of authentication on the other side of this Note.

20. Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=Custodian), and U/G/M/A (=Uniform Gifts to Minors Act).

21. CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company shall cause CUSIP numbers to be printed on the Notes as a convenience to Holders of the Notes. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

22. Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY, EXCEPT TO THE EXTENT THAT THE LAWS OF THE STATE OF NEW YORK WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION REGARDING THE VALIDITY OF THE NOTES.

The Company shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

Chesapeake Energy Corporation

6100 North Western Avenue

Oklahoma City, OK 73118

Attention: Treasurer

NOTATION OF GUARANTEE

The Subsidiary Guarantors (which term includes any successor Persons under the Indenture), have fully, unconditionally and absolutely guaranteed on a senior basis, jointly and severally, to the extent set forth in the Indenture and subject to the provisions in the Indenture, the due and punctual payment of the principal of, and premium, if any, and interest on the Notes and all other amounts due and payable under the Indenture and the Notes by the Company.

The obligations of each Subsidiary Guarantor to the Holders of Notes and to the Trustee pursuant to its Guarantee and the Indenture are expressly set forth in Article Ten of the Base Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee.

(signature page follows)

SUBSIDIARY GUARANTORS:
CHESAPEAKE ENERGY LOUISIANA CORPORATION,
CHESAPEAKE ENERGY MARKETING, L.L.C.,
CHESAPEAKE E&P HOLDING, L.L.C.,
CHESAPEAKE NG VENTURES CORPORATION,
CHESAPEAKE OPERATING, L.L.C.,
CHESAPEAKE PLAINS, LLC,
CHK ENERGY HOLDINGS, INC.,
SPARKS DRIVE SWD, INC.,
WINTER MOON ENERGY CORPORATION,
CHESAPEAKE AEZ EXPLORATION, L.L.C.,
CHESAPEAKE APPALACHIA, L.L.C.,
CHESAPEAKE-CLEMENTS ACQUISITION, L.L.C.,
CHESAPEAKE EXPLORATION, L.L.C.,
CHESAPEAKE LAND DEVELOPMENT COMPANY, L.L.C.,
CHESAPEAKE MIDSTREAM DEVELOPMENT, L.L.C.,
CHESAPEAKE ROYALTY, L.L.C.,
CHESAPEAKE VRT, L.L.C.,
CHK UTICA, L.L.C.,
COMPASS MANUFACTURING, L.L.C.,
EMLP, L.L.C.,
EMPRESS, L.L.C.,
GSF, L.L.C.,
MC LOUISIANA MINERALS, L.L.C.,
MC MINERAL COMPANY, L.L.C.,
MIDCON COMPRESSION, L.L.C.,
NOMAC SERVICES, L.L.C.,
NORTHERN MICHIGAN EXPLORATION COMPANY, L.L.C.,
CHESAPEAKE LOUISIANA, L.P.,
By: Chesapeake Operating, L.L.C., its General Partner
EMPRESS LOUISIANA PROPERTIES, L.P.
By: EMLP, L.L.C., its General Partner
By:
Name:
Title:

ASSIGNMENT FORM

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your signature:
Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:
(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

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SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Security have been made:

Date of Exchange or Transaction	Amount of decrease in Principal amount of this Global Security	Amount of increase in Principal amount of this Global Security	Principal amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 of the Base Indenture, check the box:

☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 of the Base Indenture, state the amount in principal amount:

$

Dated:	Your Signature:
(Sign exactly as your name appears on the other side of this Note.)

Signature Guarantee:

(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

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